Exhibit 99.1

INVESTOR RELATIONS GROUP
News Release

For: Host America Corporation
Release:

HOST AMERICA CORPORATION REDUCES NET LOSS IN FY 2007:
 REPORTS IMPROVED PER SHARE RESULTS

Hamden CT, September 27, 2007 -- Host America Corporation (CAFE.OB) reported a substantial reduction in its net loss for the fiscal year 2007 compared to the prior fiscal year. The improvement primarily reflects that the prior period was heavily influenced by one-time charges associated with legal costs, the conversion of a long term note into equity which resulted in the write off of deferred financing and debt discount charges, charges associated with the mark-to-market valuation of a warrant liability, and prior research and development costs.  The company noted that this fiscal year was also impacted by the decision to complete the construction contracts it had committed to and not to pursue further construction contract revenue, thereby allowing the company to more clearly focus on its core mission of energy management and conservation.

“The results for the year show that we are making great progress in controlling costs and charges while implementing our energy management business strategy, which included the introduction of the EnerLume-EM™ product in the 2007 fiscal year,” said David Murphy, president and chief executive officer of Host America Corporation.  Mr. Murphy went on to note that deliveries had begun on fulfilling the master channel partner purchase order in fiscal 2007 as revenue for the year from shipments total approximately $445,000, and that new channel partner relationships have been established.

For the year ended June 30, 2007, Host America Corporation reported a net loss of $6,072,916 or $0.67 per share on revenues from continuing operations of $7,194,392. This compares to a net loss of $12,936,914 or $1.85 per share on revenues from continuing operations of $9,654,349 in fiscal 2006. The company had 9,149,417 weighted average common shares outstanding in the current year compared to 7,024,536 shares a year ago.  The net loss and per share amounts include the food service division classified as discontinued operations.

The Company noted that they will be more aligned with the electrical energy conservation industry and will be able to concentrate all resources on further developing the energy management division.  “We believe that our focus on continuing operations will be an important milestone for the Company and its shareholders“, said Mr. Murphy.   “We are pleased to have accomplished this significant step in our overall business plan, and we firmly believe that by concentrating our efforts on the energy division, we will be able to maximize shareholder value for all of our investors.”

Results for Host America are presented in the following table

YEARS ENDED June 30	2007	2006

NET REVENUES	$7,194,392	$9,654,349

LOSS FROM OPERATIONS	(5,907,484)	(9,199,537)

OTHER EXPENSES	(1,469,086)	(4,919,283)

LOSS FROM CONTINUING OPERATIONS	(7,376,570)	(14,118,820)

INCOME FROM DISCONTINUED OPERATIONS	1,303,654	1,181,906

NET LOSS	(6,072,916)	(12,936,914)

PREFERRED STOCK DIVIDENDS	(32,000)	(32,004)

NET LOSS APLLICABLE TO COMMON STOCKHOLDERS	(6,104,916)	(12,968,918)

NET LOSS PER SHARE – CONTINUING OPERATIONS	$(0.81)	$(2.02)
NET LOSS PER SHARE – DISCONTINUED OPERATIONS	0.14	0.17
TOTAL NET LOSS PER SHARE – BASIC AND DILUTED	(0.67)	(1.85)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	9,149,417	7,024,536

These financial results should be read in conjunction with Host America’s Annual Report on Form 10-K.

About Host America Corporation

Host America Corporation, through its subsidiaries, provides energy management conservation products and services and food service management in the United States.  Its main focus is energy conservation which includes a proprietary digital microprocessor for reducing energy consumption on lighting systems, and the installation and design of electrical systems, energy management systems, telecommunication networks, control panels, lighting systems, and alarm systems.  It also offers various corporate dining and unitized meals service to business and industry accounts.  Host America was founded in 1986, and is based in Hamden, Connecticut.

Cautions Concerning Forward-Looking Statements

All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Host and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risks associated with Host’s entry into new commercial energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in Host’s Securities and Exchange Commission fillings.  The most significant of these uncertainties are described in Host America’s Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of the early stage energy management division and organizational changes; the potential loss of one or more key customer or supplier relationships or changes to the terms of those relationships; difficulties and uncertainties related to transitions in senior management; the results, consequences, effects or timing of any inquiry or investigation by or settlement discussions with any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing Host America’s overall prospective business plan; and general economic and market conditions. Host America undertakes no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.
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The Investor Relations Group
Investor Relations: Erika Moran /
Tom Caden
Media Contact: Lynn Granito /
Steven Melfi
212-825-3210